UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2005
D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
301 Commerce Street, Suite 500, Fort Worth, Texas 76102
(Address of principal executive offices)
Registrant’s telephone number, including area code: (817) 390-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4

Item 1.01. Entry into a Material Definitive Agreement.
     Effective December 16, 2005, D.R. Horton, Inc. entered into a five-year, $2.15 billion revolving credit facility (the “New Credit Facility”) with a $1 billion letter of credit sub-facility. The New Credit Facility has an uncommitted $750 million accordion feature which could increase the facility to $2.9 billion. Interest rates on outstanding borrowings are determined by reference to the Eurodollar Rate or the LIBOR Rate, with margins determined based on changes in our leverage ratio and credit ratings and as further set forth in the New Credit Facility. Amounts borrowed under the New Credit Facility are guaranteed by substantially all of our wholly-owned subsidiaries, other than our financial services subsidiaries (which include mortgage, title and insurance subsidiaries). Wachovia Bank, NA is Administrative Agent for the New Credit Facility. The New Credit Facility agreement is attached to this Form 8-K as Exhibit 10.1. The New Credit Facility, which matures on December 16, 2010, replaces the Company’s existing $1.21 billion credit facility.
Item 1.02. Termination of a Material Definitive Agreement.
     Effective December 16, 2005, the New Credit Facility referenced in Item 1.01 above replaced the Company’s existing $1.21 billion credit facility. As a result, the Amended and Restated Revolving Credit Agreement (the Company’s existing credit facility) dated March 25, 2004 entered into by and among the Company and the Lenders and parties defined therein, was terminated on December 16, 2005 and replaced by the New Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     All the information set forth above under Item 1.01 and Item 1.02 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description of Document

10.1	Revolving Credit Agreement, dated December 16, 2005 by and among D.R. Horton, Inc., Wachovia Bank, National Association, as administrative agent, and the Lenders named in the Revolving Credit Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 21, 2005

D. R. Horton, Inc.

/s/	Bill W. Wheat

Bill W. Wheat Executive Vice President and Chief Financial Officer